NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA.

NUMBER

SHARES

Tsevni
REAL ESTATE GROUP, INC

AUTHORIZED COMMON STOCK:
50,000,000 SHARES
PAR VALUE: $.001

CUSIP NO. 89852R 10 2

Specimen

Countersigned & Registered
PACIFIC STOCK TRANSFER COMPANY
Las Vegas, Nevada
TRANSFER AGENT AND REGISTRAR

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of **TSEVNI REAL ESTATE GROUP, INC.** Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

TSEVNI REAL ESTATE GROUP, INC.
CORPORATE
Seal
NEVADA

James W Sleyer
SECRETARY

Gerda Shupe
PRESIDENT